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                                                                     EXHIBIT 3.5

                                TENTH SUPPLEMENT
                    AMENDING NORTHERN BORDER PIPELINE COMPANY
                          GENERAL PARTNERSHIP AGREEMENT
                               DATED MARCH 2, 2005

         This Agreement is dated as of March 2, 2005 (the "Tenth Supplement") by and between Northern Border Intermediate Limited Partnership, a Delaware limited partnership ("NBILP") and TC Pipelines Intermediate Limited Partnership, a Delaware limited partnership ("TCILP," and together with NBILP, referred to herein as the "Partners").

WITNESSETH THAT:

         WHEREAS, NBILP and TCILP are parties to that certain General Partnership Agreement for Northern Border Pipeline Company, a Texas general partnership (the "Partnership"), effective as of March 9, 1978, as amended by
(i) the "First Supplement," dated as of October 25, 1979 (as amended by agreement dated April 20, 1990), (ii) the Phase I Partnership Commitment Agreement dated December 12, 1980, (iii) the "Second Supplement," dated as of December 15, 1980 (as amended by agreement dated April 20, 1990), (iv) the "Third Supplement," dated October 1, 1981, (v) the "Fourth Supplement," dated February 17, 1984, (vi) the "Fifth Supplement," dated April 20, 1990, (vii) the "Sixth Supplement," dated April 19, 1991, (viii) the "Seventh Supplement," dated September 23, 1993, (ix) the "Eighth Supplement," dated May 21, 1999, and (x) the "Ninth Supplement," dated July 16, 2001, such General Partnership Agreement, as amended or supplemented, being herein referred to as the "Partnership Agreement"; and

         WHEREAS, the Partners desire to further amend the Partnership Agreement as set forth in this Tenth Supplement.

         NOW THEREFORE, NBILP and TCILP, intending to be legally bound, hereby agree as follows:

         1. Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Partnership Agreement.

         2. Amendment of Partnership Agreement. The Partnership Agreement shall be amended as follows:

              (a) Each reference in the Partnership Agreement to the phrase "Audit and Compensation Committee" is hereby amended by substituting in lieu thereof the phrase "Audit Committee."



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              (b) Section 8.3.3 of the Partnership Agreement is amended to read in its entirety as follows:

              "8.3.3  The Audit Committee shall, on behalf of the Partnership:

                         Consult with internal and external auditors;
                         Review and monitor the internal audit coverage and plans for coverage; Analyze and approve internal audit operating philosophies and strategies; Review the results of all financial audits; Review the results of all recommendations for corrective action; and Perform any other duties as required by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as well as any other policies that the Management Committee determines to be appropriate or necessary from time to time."

              (c) Section 2 of the Partnership Agreement is amended by including a new Section 2.63 to read as follows:

              "2.63 Tenth Supplement: The Agreement dated as of March 2, 2005 between the Partners."

              (d) Except as amended hereby, the terms and provisions of the Partnership Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the Partners have caused this Tenth Supplement to be executed by their respective duly authorized officers effective as of the date first above written.

NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP, a Delaware limited partnership

By:    /s/ WILLIAM R.CORDES
Name:  William R. Cordes
Title: Chief Executive Officer

TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP, a Delaware limited partnership

By:  TC Pipelines GP, Inc., its General Partner

By:    /s/ MAX FELDMAN
Name:  Max Feldman
Title: Vice President



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